FOR IMMEDIATE RELEASE

October 30, 2008

For further information contact:

Craig Montanaro

Senior Vice President,

Director of Strategic Planning

Kearny Financial Corp.

(973) 244-4510

KEARNY FINANCIAL CORP.

REPORTS FIRST QUARTER 2009 OPERATING RESULTS

Fairfield, New Jersey, October 30, 2008 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended September 30, 2008 of $1.7 million, or $0.03 per diluted share. The results represent an increase of $911,000 compared to net income of $825,000, or $0.01 per diluted share for the quarter ended June 30, 2008 and an increase of $706,000 compared to net income of $1.0 million, or $0.01 per diluted share for the quarter ended September 30, 2007. The Company attributes the increase in net income between linked quarters primarily to an increase in net interest income as well as an increase in non-interest income (excluding gain/loss on securities) and a decrease in loss on securities, partially offset by increases in non-interest expense and income taxes. The increase in net income year-over-year resulted from primarily an increase in net interest income as well as an increase in non-interest income (excluding gain/loss on securities), partially offset by an increase in loss on securities and increases in non-interest expense and income taxes. During the quarter ended September 30, 2008, the Bank recognized a pre-tax loss on sale of securities of $415,000 resulting from a redemption-in-kind associated with the AMF Ultra Short Mortgage Fund, for which the Bank recognized a non-cash after-tax charge to earnings of $659,000 due to other-than-temporary impairment in the value of the fund during the quarter ended June 30, 2008. The Company and Bank recognized federal and state income tax benefits totaling approximately $164,000 during the quarter ended September 30, 2008 resulting from the redemption-in-kind.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 28 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey. At September 30, 2008, Kearny Financial Corp. had total assets, deposits and stockholders’ equity of $2.06 billion, $1.35 billion and $474.6 million, respectively.

The following is an overview of the Company’s financial results for the quarter ended September 30, 2008:

Net Interest Income

Net interest income during the quarter ended September 30, 2008 was $13.2 million, an increase of $1.0 million or 8.2%, compared to net interest income of $12.2 million during the quarter ended June 30, 2008 and an increase of $1.8 million or 15.8%, compared to net interest income of $11.4 million during the quarter ended September 30, 2007. The Company’s net interest margin during the quarter ended September 30, 2008 was 2.76%, compared to 2.54% during the quarter ended June 30, 2008 and 2.60% during the quarter ended September 30, 2007. The increase in net interest income between linked quarters resulted from an increase in interest income as well as a decrease in interest expense. Interest income increased due primarily to the redeployment of cash and cash equivalents into loans receivable. Interest expense decreased due primarily to a decrease in the cost of deposits precipitated by the 375 basis point reduction in the federal funds rate since September 2007. The increase in net interest income year-over-year resulted from an increase in interest income as well as a decrease in interest expense.

Interest income increased $371,000 or 1.5%, to $25.2 million during the quarter ended September 30, 2008 compared to $24.8 million during the linked quarter and increased $1.8 million or 7.7%, compared to $23.4 million during the quarter ended September 30, 2007. Interest expense decreased $679,000 or 5.4%, from $12.6 million during the quarter ended June 30, 2008 to $11.9 million during the quarter ended September 30, 2008. Year-over-year, interest expense decreased $124,000 or 1.0%, from $12.0 million during the quarter ended September 30, 2007.

Interest income from loans increased $993,000 to $15.1 million during the quarter ended September 30, 2008 compared to $14.1 million during the linked quarter and increased $1.9 million from $13.2 million during the quarter ended September 30, 2007. Interest income increased between linked quarters due primarily to an increase in average loans receivable as well as a nominal increase in average yield. The increase in interest income year-over-year resulted from an increase in average loans receivable, partially offset by a decrease in average yield. During the quarter ended September 30, 2008, average loans receivable were $1.05 billion with an average yield of 5.75%. By comparison, during the quarters ended June 30, 2008 and September 30, 2007, average loans receivable were $982.4 million and $906.6 million, respectively, with average yields of 5.74% and 5.81%, respectively. Average loans receivable increased between linked quarters due primarily to residential loan originations and to a lesser degree residential loan purchases.

Interest income from mortgage-backed securities decreased $198,000 to $9.1 million during the quarter ended September 30, 2008 from $9.3 million during the quarter ended June 30, 2008, but increased $921,000 from $8.2 million during the quarter ended September 30, 2007. The decrease in interest income between linked quarters resulted from a decrease in average mortgage-backed securities, partially offset by an increase in average yield. Year-over-year, the increase resulted from increases in both average mortgage-backed securities and average yield. During the quarter ended September 30, 2008, average mortgage-backed securities were $718.9 million with an average yield of 5.08%. By comparison, during the quarters ended June 30, 2008 and September 30, 2007, average mortgage-backed securities were $746.8 million and $669.8 million, respectively, with average yields of 4.99% and 4.90%, respectively. The decrease in average mortgage-backed securities between linked quarters was attributed to the redeployment of principal payments from mortgage-backed securities to loan originations during the current quarter. The improvement in average yield was attributed primarily to the addition of mortgage-backed securities from the redemption-in-kind of the AMF Ultra Short Mortgage Fund during the quarter ended September 30, 2008.

Interest income from non-mortgage-backed securities and other interest-earning assets, primarily cash and cash equivalents, decreased $424,000 to $934,000 during the quarter ended September 30, 2008 compared to $1.4 million during the quarter ended June 30, 2008 and decreased $1.1 million from $2.0 million during the quarter ended September 30, 2007. The decrease in interest income between linked quarters and year-over-year was attributed to decreases in both average balances and average yield. During the quarter ended September 30, 2008, average securities and other interest-earning assets were $149.6 million with an average yield of 2.50%. By comparison, during the quarters ended June 30, 2008 and September 30, 2007, average securities and other interest-earning assets were $191.8 million and $175.9 million, respectively, with average yields of 2.83% and 4.64%, respectively. Over the comparative periods, redeployment of cash and cash equivalents into loans and mortgage-backed securities resulted in declining average balances while the 375 basis point decrease in the federal funds rate since September 2007 negatively impacted the average yield on both non-mortgage-backed securities and other interest-earning assets. The redemption-in-kind of the AMF Ultra Short Mortgage Fund during the quarter ended September 30, 2008, also contributed to both the decrease in average securities as well as in average yield between linked quarters by moving those balances from non-mortgage-backed securities into mortgage-backed securities.

Interest expense from deposits decreased $704,000 to $9.7 million during the quarter ended September 30, 2008 from $10.4 million during the quarter ended June 30, 2008 and decreased $1.5 million compared to $11.2 million during the quarter ended September 30, 2007. The decrease in interest expense from deposits between linked quarters resulted from a decrease in the average cost of interest-bearing deposits as well as a decrease in average interest-bearing deposits. Year-over-year, the decrease in interest expense resulted from a decrease in the cost of average interest-bearing deposits, partially offset by an increase in average interest-bearing deposits. During the quarter ended September 30, 2008, average interest-bearing deposits were $1.31 billion with an average cost of 2.97%. By comparison, during the quarters ended June 30, 2008 and September 30, 2007, average interest-bearing deposits were $1.32 billion and $1.30 billion, respectively, with average costs of 3.16% and 3.45%, respectively. Of particular significance, the average cost of certificates of deposit has decreased to 3.90% during the current quarter compared to 4.18% during the linked quarter and 4.58% during the same quarter a year ago. Absent a significant increase in the federal funds rate, management expects further reductions in the Bank’s cost of deposits to the extent maturing certificates of deposit re-price lower.

Interest expense attributed to Federal Home Loan Bank (“FHLB”) advances was unchanged at $2.2 million during the quarters ended September 30 and June 30, 2008, respectively, and increased $1.4 million from $791,000 during the quarter ended September 30, 2007. Average advances and the average cost of borrowings were little changed between the linked quarters. Year-over-year, the increase in interest expense resulted from an increase in average advances, partially offset by a lower average cost of borrowing. During the quarters ended September 30 and June 30, 2008, average advances were $218.0 million with an average cost of 4.01% and 3.97%, respectively. By comparison, during the quarter ended September 30, 2007, average advances were $67.0 million with an average cost of 4.72%. The Bank borrowed $100.0 million during the quarter ended September 30, 2007 and an additional $100.0 million during the quarter ended December 31, 2007 to replenish liquidity reduced by loan originations and deposit outflows. The advances were considered to be a cheaper funding source compared to certificates of deposit and served to significantly lower the cost of borrowings.

Non-interest Income

Non-interest income attributed to fees, service charges and miscellaneous income increased $66,000 or 10.0%, to $723,000 during the quarter ended September 30, 2008 compared to $657,000 during the quarter ended June 30, 2008 and increased $18,000 or 2.6%, from $705,000 during the quarter ended September 30, 2007. The increase in non-interest income between linked quarters resulted from a $54,000 increase in fee income from retail operations and a $32,000 non-recurring loan fee received in the current quarter. The loan fee resulted from an equity participation arrangement with a borrower, which was realized when the mortgage was paid in full. Partially offsetting the increase was an $18,000 decrease in income from the Bank’s official check clearing agent. The Bank is compensated for use of the float on our official checks by the clearing agent, whose primary source of income was a portfolio of mortgage-backed instruments, which was negatively impacted by the housing and credit crises. Year-over-year, the increase in non-interest income was attributed to the same factors described above; however, the decrease in income from the Bank’s official check clearing agent was $77,000.

There was a pre-tax loss on sale of securities of $415,000 resulting from the redemption-in-kind associated with the AMF Ultra Short Mortgage Fund during the quarter ended September 30, 2008. There was no gain or loss on sale of securities during the quarter ended June 30, 2008 and a $7,000 gain recorded during the same quarter a year ago.

During the quarter ended June 30, 2008, the Company recorded a non-cash pre-tax charge to earnings of approximately $659,000 due to other-than-temporary impairment in the value of its $8.4 million holding in the AMF Ultra Short Mortgage Fund, a mutual fund investing primarily in agency and private label mortgage-backed securities. As a result of a continuing decline in the net asset value of the fund, management withdrew its investment in the fund during July by invoking a redemption-in-kind option available to shareholders. There were shares redeemed for cash and shares redeemed for the underlying securities, which were written down to fair value as of the trade date resulting in an additional pre-tax charge to earnings of approximately $415,000 during the quarter ending September 30, 2008. Since the securities are carried at a significant discount to face value, management anticipates that the $1.1 million charge in aggregate will be partially recovered as payments from the mortgage-backed securities are received each month. Withdrawal from the fund also eliminated the 45 basis point management fee.

Non-interest Expense

Non-interest expense increased $209,000 or 2.0%, to $10.62 million during the quarter ended September 30, 2008 from $10.41 million during the quarter ended June 30, 2008 and increased $257,000 or 2.5%, compared to $10.36 million during the quarter ended September 30, 2007. The increase in non-interest expense between the quarters ended September 30 and June 30, 2008 was primarily the result of increases in salaries and employee benefits expense, net occupancy expense of premises, advertising expense and miscellaneous expense, partially offset by a decrease in equipment expense.

Salaries and employee benefits expense increased $96,000 to $6.4 million between linked quarters. Benefits expense increased $68,000 due primarily to higher administrative costs attributed to benefit plan service providers. Employee Stock Ownership Plan (“ESOP”) expense increased $68,000 due to an increase in the average market price of the Company’s common stock during the quarter. Partially offsetting these increases was a $40,000 decrease in payroll taxes expense due to having reached statutory limits on employer unemployment and disability insurance contributions for most Bank employees during the quarter. There was a non-recurring reduction in compensation expense of $33,000 during the quarter due to reimbursement for over-time incurred while recovering from system problems at the Bank’s data processing service provider in March 2008.

Net occupancy expense of premises expense increased $50,000 to $1.0 million between linked quarters. The most significant component was a $37,000 increase in utilities expense due to the cost of air conditioning the Bank’s facilities during the summer months. Equipment expense decreased $36,000 to $1.1 million between linked quarters due primarily to reimbursement for expenses incurred while recovering from system problems at the Bank’s data processing service provider in March 2008. Advertising expense increased $32,000 to $298,000 between linked quarters due primarily to marketing costs associated with promoting recently opened retail branches in Brick Township and Lakewood, New Jersey. Miscellaneous expense increased $61,000 to $1.1 million between linked quarters. The most significant component was a $37,000 increase in professional services attributed to the sale of deposits and closing of the Bank’s branch in Irvington, New Jersey expected to occur during the quarter ending December 31, 2008. Some legal costs will be reimbursed by the acquiring bank.

The $257,000 increase in non-interest expense during the quarter ended September 30, 2008 compared to the quarter ended September 30, 2007 resulted primarily from increases in salaries and employee benefits expense, net occupancy expense of premises and miscellaneous expense of $91,000, $113,000 and $114,000, respectively, as well as equipment expense and advertising expense, which increased $82,000 in aggregate. The increase in salaries and employee benefits expense resulted primarily from normal salary increases at year-end partially offset by reduced pension plan expense due to the plan being frozen in July 2007. The increase in net occupancy expense of premises was attributed to generally higher costs to maintain the Bank’s facilities as well as the addition of two new retail branches during the year. With respect to miscellaneous expense, the largest increases year-over-year were for professional services, loan expense and miscellaneous expenses, partially offset by lower insurance costs. Partially offsetting these increases was a decrease in amortization of intangible assets of $148,000, due to completion in October 2007 of amortization of an intangible asset acquired during a prior bank purchase.

Provision for Income Taxes

The provision for income taxes during the quarter ended September 30, 2008 was $1.2 million compared to $957,000 during the quarter ended June 30, 2008 and $599,000 during the quarter ended September 30, 2007.

With respect to the loss on impairment of securities, during the quarter ended June 30, 2008 the Company and the Bank had eligible capital gains for federal and state income tax purposes, respectively, to partially offset a capital loss. However, due to the temporary prohibition against redemptions, management determined that a capital loss might not be realized within the carry-back period; therefore, a valuation allowance was recorded during the quarter ended June 30, 2008 against the related other-than-temporary impairment deferred tax asset, offsetting the tax benefit and resulting in an after-tax charge to earnings equal to the pre-tax charge of approximately $659,000. Having invoked the redemption-in-kind provision in July 2008 both the Company and the Bank were positioned to recognize benefits for federal and state income tax purposes during the quarter ending September 30, 2008. The pre-tax impairment charges of $659,000 recorded during the quarter ended June 30, 2008 and $415,000 resulting from the redemption-in-kind in July became, upon the redemption-in-kind, subject to federal and state income tax benefits of approximately $68,000 and $96,000, respectively, which were recorded during the quarter ended September 30, 2008.

Year-over-year, the increase in income taxes was primarily attributed to an increase in pre-tax income as well as a reduction in interest from tax-exempt instruments as a percentage of pre-tax income as pre-tax income increased.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-bearing deposits in other banks, decreased $52.9 million to $78.8 million at September 30, 2008, from $131.7 million at June 30, 2008. With the federal funds rate falling 375 basis points since September 2007, excess liquidity in the form of cash and cash equivalents has been redeployed into loan originations and loan purchases as well as mortgage-backed securities. During the quarter ended September 30, 2008, the emphasis was on redeploying cash and equivalents into loan originations and to a lesser degree loan purchases.

Loans and Asset Quality

Loans receivable, net of deferred fees and costs and the allowance for loan losses, increased $53.9 million to $1.08 billion at September 30, 2008 from $1.02 billion at June 30, 2008. During the current quarter, loan originations and loan purchases totaled $65.0 million and $27.0 million, respectively, compared to $64.5 million and $51.9 million, respectively, during the linked quarter. There was a net increase in virtually all loan categories between linked quarters. The most significant activity occurred in the residential mortgage category, with one-to-four family first mortgages increasing $44.9 million between June 30 and September 30, 2008.

There were no provisions for loan losses recorded during the quarters ended September 30 and June 30, 2008 compared to a $94,000 provision during the quarter ended September 30, 2007. Non-performing loans were $2.3 million or 0.22% of total loans at September 30, 2008. By comparison, non-performing loans were $1.6 million or 0.15% of total loans at June 30, 2008 and $1.3 million or 0.13% of total loans at September 30, 2007. For the most part, the increase in non-performing loans between linked quarters occurred in the one-to-four family mortgage category. Net charge-offs during the quarters ended September 30, 2008, June 30, 2008 and September 30, 2007 were $-0-, $38,000 and $-0-, respectively, but as a percentage of average loans net charge-offs were effectively zero percent during all three quarters. The quarter ended September 30, 2008 included a recovery of $19,000 with no recoveries recorded during the comparative periods. The allowance for loan losses as a percentage of total loans outstanding was 0.57% at September 30, 2008, 0.59% at June 30, 2008 and 0.66% at September 30, 2007, reflecting an allowance balance of $6.1 million at the close of each quarter.

Securities and Mortgage-backed Securities

Mortgage-backed securities available for sale, all of which are government agency pass-through certificates, decreased $23.4 million to $702.6 million at September 30, 2008 compared to $726.0 million at June 30, 2008. The decrease resulted from principal repayments and maturities partially offset by a $2.6 million increase in the fair value of the portfolio and purchases of $11.8 million. Cash flows from principal and interest payments were generally used to fund loan originations and loan purchases during the quarter. Due to a continuing decline in the net asset value of the AMF Ultra Short Mortgage Fund, the Company decided in July 2008 to withdraw its investment in the fund by invoking a redemption-in-kind option after the fund’s manager instituted a temporary prohibition against cash redemptions. As a result of the redemption-in-kind, the Bank received its pro-rata share of cash assets and the mortgage-backed securities in the fund, which totaled approximately $1.2 million and $6.8 million in par value, respectively. Most of the mortgage-backed securities are private label collateralized mortgage obligations. Upon redemption, this portfolio was written down to fair value and classified as held-to-maturity. At September 30, 2008, mortgage-backed securities held to maturity totaled $5.8 million.

Non-mortgage-backed securities, all of which are classified as available for sale, decreased $7.9 million to $30.3 million at September 30, 2008 compared to $38.2 million at June 30, 2008. The decrease resulted primarily from the redemption-in-kind of the AMF Ultra Short Mortgage Fund as well as principal repayments partially offset by an increase in the fair value of the portfolio.

Deposits

Deposits decreased $30.0 million to $1.35 billion at September 30, 2008, from $1.38 billion at June 30, 2008. During the quarter ended September 30, 2008, interest-bearing demand deposits increased $2.5 million to $154.1 million while the other deposit types experienced decreases. Savings deposits decreased $9.6 million to $290.8 million, certificates of deposit decreased $20.2 million to $853.4 million and non-interest-bearing demand deposits decreased $2.7 million to $50.7 million. The Bank priced deposit interest rates at levels management considered to be reasonably competitive in the marketplace. Management determined that there was no need to increase interest rates to attract deposits during the quarter due to the combination of adequate cash flows from investing activities to fund loan demand as well as low returns on cash and cash equivalents. Management attributed the decrease in deposits to several factors. Deposit pricing in the marketplace was reasonably disciplined, but there continued to be fierce competition for certificates of deposit and interest-bearing demand deposits emanating from those financial institutions feeling pressure due to negative publicity associated with asset quality problems. Also contributing to the competition for deposits, some financial institutions were attempting to lock in depositors at current interest rates for longer terms as a hedge against future increases in the federal funds rate and, notwithstanding the FDIC’s increase in insurance of deposit accounts, some depositors transferred funds to other financial institutions to reduce their risk of loss on uninsured deposits following the collapse of several major banks during the quarter.

Federal Home Loan Bank Advances

FHLB advances were unchanged from the linked quarter at $218.0 million as of September 30, 2008. Given adequate liquidity, there was no reason to borrow during the quarter but additional borrowings are an option available to management if funding needs change or to either lengthen liabilities or to implement a wholesale leverage strategy.

Stockholders’ Equity and Capital Management

During the quarter ended September 30, 2008, stockholders’ equity increased $3.2 million to $474.6 million from $471.4 million at June 30, 2008. The increase was primarily the result of a $1.7 million increase in accumulated other comprehensive income due to mark-to-market adjustments to the available for sale securities and mortgage-backed securities portfolios and benefit plan related adjustments to equity per FASB Statement No. 158 and net income during the quarter of $1.7 million. Also contributing to the increase was the release of $462,000 of ESOP shares and $772,000 of restricted stock plan shares and an adjustment to equity of $476,000 for expensing stock options. Partially offsetting the increase were adjustments to initially apply two new accounting pronouncements (both related to benefit plans), which resulted in a net decrease in stockholders’ equity of $530,000, a $542,000 increase in treasury stock due to the purchase of 48,100 shares of the Company’s common stock and a $908,000 cash dividend declared for payment to minority shareholders.

The Bank’s ratio of tangible equity to tangible assets was 18.1% at September 30, 2008. The Bank’s Tier 1 risk-based capital ratio was 37.7%, far in excess of the 6.00% level required by the Office of Thrift Supervision to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	September 30.	June 30,
	2008	2008
Selected Balance Sheet Data:
Assets	$2,057,708	$2,083,039
Cash and cash equivalents	78,824	131,723
Securities available for sale	30,278	38,183
Net loans receivable	1,075,627	1,021,686
Mortgage-backed securities available for sale	702,561	726,023
Mortgage-backed securities held to maturity	5,840	0
Goodwill	82,263	82,263
Deposits	1,349,042	1,379,032
Federal Home Loan Bank advances	218,000	218,000
Total stockholders’ equity	474,598	471,371

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2008	2008	2007
Summary of Operations:
Interest income	$25,160	$24,789	$23,413
Interest expense	11,917	12,596	12,041
Net interest income	13,243	12,193	11,372
Provision for loan losses	0	0	94
Net interest income after provision for loan losses	13,243	12,193	11,278
Non-interest income, excluding gain (loss) on securities	723	657	705
Gain (loss) on sale of securities	(415)	0	7
Loss on impairment of securities	0	(659)	0
Non-interest expense	10,618	10,409	10,361
Income before taxes	2,933	1,782	1,629
Provision for income taxes	1,197	957	599
Net income	$1,736	$825	$1,030

Per Share Data:
Net income per share – basic	$0.03	$0.01	$0.01
Net income per share – diluted	$0.03	$0.01	$0.01
Weighted average number of common shares outstanding - basic	68,454	68,548	68,718
Weighted average number of common shares outstanding - diluted	68,686	68,634	68,933

Per Share Data:
Cash dividends per share (1)	$0.05	$0.05	$0.05
Dividend payout ratio (2)	52.30%	110.55%	90.68%

(1) Represents dividends declared per common share.

(2) Represents dividends paid per minority share divided by net income.

	At the Three Months Ended
	September 30,	June 30,	September 30,
	2008	2008	2007
Per Share Data:
Closing price as reported by NASDAQ	$12.24	$11.00	$12.79
Book Value	$6.74	$6.69	$6.60
Tangible Book Value	$5.57	$5.52	$5.44

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2008	2008	2007
Performance Ratios:
Return on average assets	0.34%	0.16%	0.22%
Return on average equity	1.48%	0.69%	0.89%
Net interest rate spread (1)	2.13%	1.89%	1.83%
Net interest margin (2)	2.76%	2.54%	2.60%
Average interest-earning assets to average
interest-bearing liabilities	125.55%	124.79%	127.88%
Efficiency ratio, net of loss on securities	76.03%	81.00%	85.79%
Non-interest expense to average assets	2.05%	1.99%	2.18%

(1)	Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2)	Net interest income divided by average interest-earning assets.

	At or for the Three Months Ended
	September 30,	June 30,	September 30,
	2008	2008	2007
Asset Quality Ratios:(1)
Non-performing loans to total loans	0.22%	0.15%	0.13%
Non-performing assets to total assets	0.12%	0.08%	0.07%
Net charge-offs to average loans outstanding	0.00%	0.00%	0.00%
Allowance for loan losses to total loans	0.57%	0.59%	0.66%
Allowance for loan losses to non-performing loans	261.40%	388.05%	488.70%

(1) Asset quality ratios are period end ratios unless otherwise noted.

	At or for the Three Months Ended
	September 30,	June 30,	September 30,
	2008	2008	2007
Capital Ratios:
Average equity to average assets	22.73%	22.83%	24.26%
Equity to assets at period end	23.06%	22.63%	24.05%
Tangible equity to tangible assets at period end	19.86%	19.51%	20.87%

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2008	2008	2007
Average Balances:
Loans receivable	$1,050,759	$982,388	$906,621
Mortgage-backed securities available for sale	718,487	746,756	669,842
Mortgage-backed securities held to maturity	447	0	0
Securities available for sale	39,645	41,006	83,958
Other interest-earning assets	109,965	150,751	91,988
Total interest earning assets	1,919,303	1,920,901	1,752,409
Non-interest-earning assets	151,205	166,612	151,365
Total assets	$2,070,508	$2,087,513	$1,903,774

Interest-bearing deposits	$1,310,677	$1,321,253	$1,303,398
Federal Home Loan Bank advances	218,000	218,000	66,971
Total interest-bearing liabilities	1,528,677	1,539,253	1,370,369
Non-interest-bearing liabilities	71,121	71,758	71,556
Stockholders’ equity	470,710	476,502	461,849
Total liabilities and stockholders’ equity	$2,070,508	$2,087,513	$1,903,774

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2008	2008	2007
Spread and Margin Analysis:
Yield on average:
Loans receivable	5.75%	5.74%	5.81%
Mortgage-backed securities available for sale
and held to maturity	5.08%	4.99%	4.90%
Securities available for sale	2.88%	3.71%	4.29%
Other interest-earning assets	2.36%	2.60%	4.95%
Interest-earning assets	5.24%	5.16%	5.34%
Cost of average:
Interest-bearing deposits	2.97%	3.16%	3.45%
Federal Home Loan Bank advances	4.01%	3.97%	4.72%
Interest-bearing liabilities	3.12%	3.27%	3.51%
Net interest rate spread	2.13%	1.89%	1.83%
Net interest margin	2.76%	2.54%	2.60%
Average interest-earning assets to average
interest-bearing liabilities	125.55%	124.79%	127.88%

	For the Twelve Months Ended
	June 30,	June 30,
	2008	2007
Summary of Operations:
Interest income	$97,367	$95,561
Interest expense	50,528	50,468
Net interest income	46,839	45,093
Provision for loan losses	94	571
Net interest income after provision for loan losses	46,745	44,522
Non-interest income, excluding gain (loss)
on securities	2,708	2,434
Gain on sale of securities	0	55
Loss on impairment of securities	(659))	0
Non-interest expense	40,939	44,856
Income before taxes	7,855	2,155
Provision for income taxes	1,951	221
Net income	$5,904	$1,934

Per Share Data:
Net income per share - basic	$0.09	$0.03
Net income per share - diluted	$0.09	$0.03
Weighted average number of common shares
outstanding - basic	68,675	69,242
Weighted average number of common shares
outstanding - diluted	68,789	69,581

Per Share Data:
Cash dividends per share (1)	$0.20	$0.20
Dividend payout ratio (2)	62.47%	192.61%

(1) Represents dividends declared per common share.
(2) Represents dividends paid per minority share divided by net income.

	For the Twelve Months Ended
	June 30,	June 30,
	2008	2007
Performance Ratios:
Return on average assets	0.29%	0.10%
Return on average equity	1.26%	0.41%
Net interest rate spread (1)	1.81%	1.70%
Net interest margin (2)	2.54%	2.43%
Average interest-earning assets to average
interest-bearing liabilities	126.49%	126.82%
Efficiency ratio, net of gain (loss) on securities	82.63%	94.38%
Non-interest expense to average assets	2.04%	2.23%

(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.

(2) Net interest income divided by average interest-earning assets.

	At or for the Twelve Months Ended
	June 30,	June 30,
	2008	2007
Asset Quality Ratios:(1)
Non-performing loans to total loans	0.15%	0.17%
Non-performing assets to total assets	0.08%	0.08%
Net charge-offs to average loans outstanding	0.00%	0.00%
Allowance for loan losses to total loans	0.59%	0.70%
Allowance for loan losses to non-performing loans	388.05%	406.25%

(1) Asset quality ratios are period end ratios unless otherwise noted.

	At or for the Twelve Months Ended
	June 30,	June 30,
	2008	2007
Capital Ratios:
Average equity to average assets	23.41%	23.56%
Equity to assets at period end	22.63%	24.13%
Tangible equity to tangible assets at period end	19.51%	21.10%

	For the Twelve Months Ended
	June 30,	June 30,
	2008	2007
Average Balances:
Loans receivable	$951,019	$785,210
Mortgage-backed securities available for sale	699,942	673,904
Securities available for sale	53,391	151,335
Other interest-earning assets	141,792	243,867
Total interest earning assets	1,846,144	1,854,316
Non-interest-earning assets	158,737	152,926
Total assets	$2,004,881	$2,007,242

Interest-bearing deposits	$1,284,415	$1,405,590
FHLB advances	175,081	56,615
Total interest-bearing liabilities	1,459,496	1,462,205
Non-interest-bearing liabilities	75,976	72,094
Stockholders’ equity	469,409	472,943
Total liabilities and stockholders’ equity	$2,004,881	$2,007,242

	For the Twelve Months Ended
	June 30,	June 30,
	2008	2007
Spread and Margin Analysis:
Yield on average:
Loans receivable	5.80%	5.73%
Mortgage-backed securities available for sale	4.97%	4.78%
Securities available for sale	4.23%	4.10%
Other interest-earning assets	3.68%	4.99%
Interest-earning assets	5.27%	5.15%
Cost of average:
Interest-bearing deposits	3.37%	3.37%
FHLB advances	4.12%	5.51%
Interest-bearing liabilities	3.46%	3.45%
Net interest rate spread	1.81%	1.70%
Net interest margin	2.54%	2.43%
Average interest-earning assets to average
interest-bearing liabilities	126.49%	126.82%